NEWS BULLETIN                                                        EXHIBIT 99

FOR FURTHER INFORMATION:

         POINT.360
         7083 HOLLYWOOD BLVD. SUITE 200
         HOLLYWOOD, CA 90028
         Nasdaq:  PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, May 13, 2003

   POINT.360 REPORTS $1.0 MILLION ($0.11 PER SHARE) FIRST QUARTER 2003 PROFIT.
                Profit represents $0.4 million ($0.04 per share)
                   increase over first quarter 2002 results.


Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced significantly improved results for the quarter ended March 31, 2003.

Haig S. Bagerdjian, Chairman, President and CEO, said: "On a 3% sales increase in the first quarter compared to last year's same quarter, our net income increased 52% to $0.11 per share. We are continuing to keep costs under control while we build the business. Concurrently, we are making progress toward purchasing three post production entities in Canada and finalization of a new financing arrangement."

Revenues

Revenue for the first quarter ended March 31, 2003, totaled $17.3 million compared to $16.8 million in the same quarter of 2002, an increase of 3%.

Gross Margin

In the first quarter of 2003, gross margin improved by $0.2 million. Gross margin on sales was 37.2% in the 2003 first quarter compared to 37.1% in the prior year's first quarter.

Selling, General and Administrative and Other Expenses

In the first quarter, selling, general and administrative expenses ("SG&A") decreased by 2% of sales compared to first quarter of the prior year. For the first quarter of 2003, SG&A expenses were $4.4 million, or 25.3% of sales, compared to $4.6 million, or 27.3% of sales in the first quarter of 2002.

Interest expense decreased $0.1 million in the first quarter compared to the same period last year because of lower debt levels due to principal payments made during the last twelve months.

During the quarter ended March 31, 2003, the Company realized a non-cash credit of $145,000 compared to a first quarter 2002 non-cash credit of $176,000 for changes in the fair value of a derivative interest rate swap contract between the beginning and end of each period and amortization of a cumulative-effect adjustment. These amounts were recorded as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). By the end of the hedge contract in November 2003, the amounts recognized as expense during the contract period will be taken back into income as the contract will then have no further theoretical value, provided that the contract continues to the end of the term.

Operating Income

The Company achieved operating income of $2.0 million in the first quarter of 2003 as compared to $1.6 million in the same quarter of the previous year which represents an increase of $0.4 million or 25% compared to the first quarter of the prior year.

Net Income

For the first quarter of Fiscal 2003, the Company reported a net profit of $1.0 million ($0.11 per share) compared to net income of $0.6 million ($0.07 per share) in the same period last year. The Company recorded income tax expense of $0.7 million in the 2003 quarter as compared to a $0.5 million in the first quarter of last year.

Deferred Acquisition and Financing Costs

In connection with the proposed acquisition of three post-production subsidiaries of Alliance Atlantis Communications Inc., the Company issued a warrant to Alliance Atlantis to acquire 500,000 shares of the Company's common stock for the option to purchase the subsidiaries, paid $300,000 of the proposed purchase price as a deposit toward the acquisition, and expended $0.3 million in due diligence costs as of March 31, 2003. These amounts were capitalized on the balance sheet.

A condition to the acquisition is to obtain the financing to replace the Company's current lender and to pay the cash portion of the acquisition. As of March 31, 2003, $0.1 million has been paid to the proposed financial institutions, which amount has been capitalized on the balance sheet.

If the transactions with Alliance and the proposed banks are not completed, these amounts will be written off.

EBITDA and Free Cash Flow

In the first quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 5% to $3.5 million compared to $3.3 million in the 2002 period.

In the 2003 first quarter, the Company's free cash flow (EBITDA less interest, taxes and capital expenditures) was $1.8 million, the same as that achieved in the first quarter of 2002.

The following table reconciles the Company's EBITDA and free cash flow to the Company's net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles ("GAAP").

            Computation of EBITDA and Free Cash Flow (A)

                                 Three Months Ended
                                       March 31,
                                2002                2003
                                ----                ----
Net income                    $   651             $   992
Add back:
   Interest                       678                 521
   Income taxes                   492                 689
   Depreciation                 1,485               1,268
   Amortization                    22                  17
                              -------             -------

EBITDA                        $ 3,328             $ 3,487
Deduct:
    Interest                     (678)               (521)
    Income taxes                 (492)               (689)
    Capital expenditures         (287)               (466)
                              -------            --------
Free cash flow                $ 1,812            $  1,811
                              =======            ========
------------------------------------

   (A) The measurements of EBITDA and free cash flow do not represent cash generated from operating activities in accordance with GAAP, are not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate EBITDA and free cash flow in the same fashion and, therefore, EBITDA and free cash flow as presented may not be comparable to other similarly titled measures of other companies. Management believes that EBITDA and free cash flow provide useful information to investors because they are measures of cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt, if outstanding, and, furthermore, anticipates making certain capital expenditures as part of its business plan.

                                    POINT.360
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                      2002              2003
                                                      ----              ----

Revenues                                        $ 16,846,000       $ 17,293,000
Cost of goods sold                               (10,594,000)       (10,854,000)
                                                ------------       ------------

Gross profit                                       6,252,000          6,439,000
Selling, general and administrative expense       (4,607,000)        (4,382,000)
                                                ------------       ------------
Operating income                                   1,645,000          2,057,000
Interest expense, net                               (678,000)          (521,000)
Derivative fair value change                         176,000            145,000
                                                ------------       ------------
Income before income taxes                         1,143,000          1,681,000
Provision from income taxes                         (492,000)          (689,000)
                                                ------------       ------------
Net income                                      $    651,000       $    992,000
                                                ============       ============
Earnings per share:
Basic:
Net income                                      $       0.07       $       0.11
Weighted average number of shares                  9,011,324          9,023,440
                                                ============       ============
Diluted:
Net income                                      $       0.07       $       0.11
Weighted average number of shares
  including the dilutive effect of
  stock options                                    9,069,172          9,289,476
                                                ============       ============


About Point.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios such as Universal, Disney, Fox, Sony Pictures, Paramount, MGM, and Warner Bros. and advertising agencies TBWA Chiat/Day, Saatchi & Saatchi and Young & Rubicam.

Forward-looking Statements

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.